Exhibit 3.02
UNDER ARMOUR, INC.
ARTICLES OF AMENDMENT
Under Armour, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:
FIRST: Section (a)(vii) of Article SIXTH of the charter of the Corporation (the “Charter”) is hereby deleted in its entirety and the following is inserted in lieu thereof:
(vii)          Merger, etc. In the event of (A) a merger or consolidation of the Corporation with or into another entity, a statutory share exchange between the Corporation and any other entity or the conversion of the Corporation into any other entity (whether or not the Corporation is the surviving entity) or (B) a third party tender offer entered into pursuant to an agreement with the Corporation (a “Negotiated Tender Offer”), the holders of each share of Class A Common Stock and Class B Common Stock shall be entitled to receive the same consideration on a per share basis, and each holder of shares of Class A Common Stock shall be entitled to receive the same consideration on a per share basis as each holder of shares of Class B Common Stock is entitled to receive on a per share basis in connection with a transfer of such shares of Class B Common Stock incidental to a merger, consolidation, statutory share exchange, conversion or Negotiated Tender Offer, even if the consideration for such transfer is not paid as consideration in such merger, consolidation, statutory share exchange, conversion or Negotiated Tender Offer; provided, however, that any amounts paid to Kevin A. Plank as compensation for services rendered or to be rendered by Kevin A. Plank to the Corporation or any acquiring entity or any of their respective affiliates (for example, participating in a retention bonus pool established in connection with a proposed merger, or compensation paid for pre- or post-merger services), which payment was approved by a majority of the Independent Directors (as defined below), shall not be deemed to be part of such consideration. For so long as any shares of Class B Common Stock remain outstanding, the Corporation shall not enter into a plan or agreement providing for a merger, consolidation, statutory share exchange, conversion or Negotiated Tender Offer that is inconsistent with the foregoing. The term “Independent Directors” means such directors of the Corporation who are independent under applicable law, the Listing Standards (as defined below) and any other standards adopted by the Board for determining the independence of directors generally, who are not Kevin A. Plank or a Kevin A. Plank Family Member (as defined below) and whom the Board has determined have no material financial or service relationship with Kevin A. Plank or any Kevin A. Plank Family Member. The term “Kevin A. Plank Family Member” means: (X) the spouse, and any parent, child, sibling, parent-in-law, sibling-in-law or child-in-law, of Kevin A. Plank; (Y) any individual (other than a domestic employee) who shares a home with Kevin A. Plank; and (Z) any lineal descendant, including by adoption, of any of the foregoing individuals. The term “Listing Standards,” means, for so long as shares of the Corporation’s stock are listed on the New York Stock Exchange, the requirements of the New York Stock Exchange generally applicable to companies with voting common equity securities listed thereon (the “NYSE Listing Standards”), or if the Corporation’s stock is not so listed, the listing requirements or rules of the principal national securities exchange on which the Corporation’s stock is then listed or traded, or if the Corporation’s stock is not then listed or traded on any national securities exchange, the NYSE Listing Standards.
In addition to any other approval required by the MGCL or the Charter, so long as any shares of Class B Common Stock remain outstanding, any amendment to this Section (a)(vii) of Article SIXTH shall be valid, and any requirement of this Section (a)(vii) of Article SIXTH may be waived, only if such amendment or waiver is advised by the Board, including at least

75% of the Independent Directors, and approved by the affirmative vote of at least 75% of the votes entitled to be cast on the matter by (i) holders of shares of Class A Common Stock (excluding Kevin A. Plank, any Kevin A. Plank Family Entity, any Kevin A. Plank Family Member or any executive officer of the Corporation), voting as a single class, and (II) holders of shares of Class B Common Stock, voting as a single class.
SECOND: Section (a)(ix)(1) of Article SIXTH of the Charter is hereby amended by relettering clauses (D) and (E) thereof as clauses (F) and (G), respectively, and inserting immediately after clause (C) thereof the following:
(D)          Each outstanding share of Class B Common Stock shall be automatically converted into one share of Class A Common Stock effective immediately upon the termination of Kevin A. Plank as an Approved Executive Officer (as defined below) for “Cause” (as defined in the Confidentiality, Non-Competition, and Non-Solicitation Agreement, dated as of June 15, 2015, between the Corporation and Kevin A. Plank, as it may be amended from time to time with the approval of at least 75% of the Independent Directors (the “Agreement”)) in accordance with the terms of the Agreement or upon the resignation of Kevin A. Plank as an Approved Executive Officer. The term “Approved Executive Officer” means the Chief Executive Officer of the Corporation or, with the approval of Kevin A. Plank and a majority of the Independent Directors, any other position with the Corporation designated as such.
(E)          Each outstanding share of Class B Common Stock shall be automatically converted into one share of Class A Common Stock effective upon the Transfer Conversion Time (as defined below). The “Transfer Conversion Time” shall mean the time at which Kevin A. Plank, together with all Kevin A. Plank Family Entities, shall have sold, pledged, transferred, assigned or disposed of (each a “Transfer”), in the aggregate, from and after the Class C Dividend Record Date (as defined below), a number of shares of Class A Common Stock and Class C Common Stock exceeding the then Permitted Sale Amount (as defined below). For purposes of determining the occurrence of the Transfer Conversion Time, (i) all Transfers of Class A Common Stock or Class C Common Stock by Kevin A. Plank or a Kevin A Plank Family Entity to Kevin A. Plank or a Kevin A Plank Family Entity shall be disregarded; (ii) a pledge of shares of Class A Common Stock or Class C Common Stock, prior to default thereunder, which does not grant to the pledgee the power to vote or direct the vote of the pledged share or the power to vote or direct the disposition of the pledged share prior to a default, without any foreclosure or transfer of ownership, shall not be deemed a Transfer of such shares of Class A Common Stock or Class C Common Stock; (iii) in the event shares of Class B Common Stock shall have been automatically converted into shares of Class A Common Stock pursuant to clause (B) of Section (a)(ix)(1) of Article SIXTH in connection with a purported direct or indirect Transfer of shares of Class B Common Stock, such shares of Class A Common Stock shall be deemed to have been Transferred by Kevin A. Plank and the Kevin A Plank Family Entities; and (iv) the withholding by the Corporation of shares of Class A Common Stock or Class C Common Stock otherwise deliverable to Kevin A. Plank pursuant to any equity compensation award for the purpose of satisfying the exercise price of such equity compensation award on a cashless basis or to cover tax withholding obligations with respect to the vesting or exercise of such equity compensation award shall not be considered a Transfer of such shares. The “Permitted Sale Amount” shall mean initially Two Million Five Hundred Thousand (2,500,000) (less two (2) times the number of shares of Class A Common Stock Transferred (or deemed Transferred) by Kevin A. Plank or a Kevin A Plank Family Entity during the calendar year during which the Class C Dividend Record Date falls and prior to the Class C Dividend Record Date); provided that the “Permitted Sale Amount” shall be increased by Two Million Five Hundred Thousand (2,500,000) as of January 1 of each calendar year occurring after the Class C Dividend Record Date. The “Class C Dividend Record Date” shall mean the record date established by the Board of Directors for the payment of the Class C Dividend. The “Class C Dividend” shall mean the dividend consisting of one share of Class C Common Stock for each outstanding share of Class A Common Stock or Class B Common Stock declared on or about the date that the Articles of Amendment first containing this Section (a)(ix)(1)(E) of Article SIXTH become effective. In the event of any split, subdivision, combination or reclassification of the shares of Class A Common Stock, Class B Common Stock and Class C Common Stock (including a split effected by a dividend paid in shares of Common Stock on all outstanding shares of Common Stock) after the Class C Dividend (but not including the Class C Dividend), proportional adjustments shall be made to the Permitted Sale Amount and in calculating the number of shares of Class A Common Stock and Class C Common Stock Transferred prior thereto for purposes of determining the occurrence of the Transfer Conversion Time.
THIRD: Section (a) of Article SIXTH of the Charter is hereby amended by adding at the end thereof the following paragraph (x):
(x)        Corporate Governance. So long as any shares of Class B Common Stock are outstanding:
(1)          The Corporation shall not avail itself of any exemption or other provision available to a “controlled company” under the NYSE Listing Standards or any comparable provision under any other applicable Listing Standards.
(2)          In order for the Board to make any determination that a director of the Corporation is “independent” for purposes of the Listing Standards, in addition to any requirements of law or the Listing Standards, (A) such director shall not be Kevin A. Plank or a Kevin A. Plank Family Member and (B) the Board shall have determined that such director has no material financial or service relationship with Kevin A. Plank or any Kevin A. Plank Family Member.
(3)          In addition to any other approval required by the MGCL or the Charter, any amendment to this Section (a)(x) of Article SIXTH shall be valid, and any requirement of this Section (a)(x) of Article SIXTH may be waived, only if such amendment or waiver is advised by the Board, including at least 75% of the Independent Directors, and approved by the affirmative vote of at least 75% of the votes entitled to be cast on the matter by (A) holders of shares of Class A Common Stock (excluding Kevin A. Plank, any Kevin A. Plank Family Entity, any Kevin A. Plank Family Member or any executive officer of the Corporation), voting as a single class, and (B) holders of shares of Class B Common Stock, voting as a single class.
FOURTH: The foregoing amendment to the Charter has been declared advisable by the Board of Directors of the Corporation and approved by the stockholders of the Corporation as required under the Maryland General Corporation Law (the “MGCL”) and the Charter.
FIFTH: The total number of shares of stock that the Corporation has the authority to issue is not changed by the foregoing amendment to the Charter.
SIXTH: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.
IN WITNESS WHEREOF, Under Armour, Inc. has caused these Articles of Amendment to be signed and acknowledged in its name and on its behalf by its Chief Executive Officer and attested by its Secretary, as of the 6th day of April, 2016.

[Signatures appear on next page]

ATTEST:	UNDER ARMOUR, INC.

/s/ John P. Stanton	By:	/s/ Kevin A. Plank
Name: John P. Stanton Title: Secretary	Name: Kevin A. Plank Title: Chief Executive Officer

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